Exhibit (j)(4)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Independent Registered Public Accounting Firm” in the Private Offering Memorandum Part B in Amendment Number 41 to the Government Cash Management Portfolio Registration Statement (Form N-1A, No. 811-06073) and to the incorporation by reference of our report dated February 26, 2020 on the financial statements of Government Cash Management Portfolio included in the Fund’s Annual Report for the fiscal year ended December 31, 2019.

/s/ ERNST & YOUNG LLP

Boston, Massachusetts

April 23, 2020